Exhibit 10.13

                            TRANSITION AND SUCCESSION AGREEMENT


         This Transition and Succession Agreement (hereinafter referred to as "Agreement" or "the Agreement") is entered into as of the 10th day of November, 1999, by and between:

                            Mylan Laboratories Inc.,
                           a Pennsylvania Corporation,
                             with offices located at
                              1030 Century Building
                         Pittsburgh, Pennsylvania 15222
                 (hereinafter referred to as "Mylan" or "Company")

                                       and

                             ------------------------,
                              an employee of Mylan,
                           who resides at the address
                    set forth under the employee's signature
                (hereinafter referred to as "Employee" or "You")


                                    RECITALS

         WHEREAS, the Board of Directors of Mylan (the "Board") considers it essential to the best interests of the shareholders to promote a stable employment environment which minimizes distractions that could interfere with the ability of employees of the Company, particularly certain key employees, to discharge their duties in a responsible and efficient manner;

         WHEREAS, the Board recognizes the inherent uncertainties and distractions among its key employees which can arise with respect to continuation of employment with the Company under circumstances in which the Company might receive a proposal, whether solicited by the Company, or otherwise, concerning possible Change of Control;

         WHEREAS, the Company wishes to promote and perpetuate a work environment in which distractions and uncertainties, particularly those resulting from a Potential Change of Control or a Change of Control, are minimized; and

         WHEREAS, Employee has been identified as a key employee whose continued and dedicated service to the Company is considered to be in the best interests of the shareholders.


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         WITNESSETH, therefore, that in consideration of the promises and covenants set forth herein, the obligations assumed hereunder, and other good and valuable consideration, the sufficiency and receipt of all which are hereby acknowledged, the Company and Employee, intending to be legally bound, agree as follows:

I.       DEFINITIONS

         Wherever used in this Agreement, capitalized terms shall be defined as stated in this Article, and words, phrases, and terms parenthetically defined elsewhere in the body of the Agreement shall throughout the Agreement be defined by the meanings therein provided.

1.1 "Affiliate" shall mean any person, partnership, corporation, organization, or entity ("Person") that; (a) directly or indirectly controls, (b) is directly or indirectly controlled by, or (c) is under common control with the Company. A Person shall be regarded as controlling an entity, if; (i) it owns fifty percent (50%) or more of the voting stock or other ownership interest of such other entity; or
         (ii) it directly or indirectly possesses sufficient authority to direct the adoption and execution of the policies, management, and operations of such Party by any means whatsoever.

1.2 "Cause" shall mean only Your willful and substantial misconduct with respect to the business and affairs of the Company; Your gross neglect of duties, dishonesty or deliberate disregard of any material rule or policy of the Company; Your commission of an act involving embezzlement or fraud or a felony pertaining to antitrust, taxes, medicare/medicaid fraud or abuse or the development, approval, manufacturing, distribution or sale of prescription drug products or medical devices or Your commission of a similar felony.

1.3 Change Of Control shall mean a change of control of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), other than a Company-sponsored employee benefit plan, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors


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         then still in office who either were directors at the beginning of the period or whose election to the Board or nomination for election to the Board by the Company 's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (c) the stockholders of the Company approve (i) a merger or consolidation of the Company with any corporation or other entity other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (ii) a plan of complete liquidation of the Company or an (iii) agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; PROVIDED, HOWEVER, that if such a merger, consolidation, plan of liquidation or sale of substantially all assets is not consummated following such stockholder approval and the transaction is abandoned, then the Change of Control shall be deemed not to have occurred. Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur as the result of the formation of a Holding Company.

1.4      "Company" shall mean Mylan and its Subsidiaries and Affiliates.

1.5 "Contract Payment(s)" shall mean any payment or benefit to be received by You pursuant to the terms of this Agreement.

1.6 "Date of Termination of Employment" shall mean: the date Your employment with the Company is terminated, which, if such termination occurs during a Potential Change of Control Period or after a Change of Control and (i) if Your employment is terminated by the Company for any reason other than Cause, or (ii) by You for anything other than Good Reason, other than those described in Section 8.1 hereof shall not be less than thirty (30) days from the date such Notice of Termination of Employment is given.

1.7 "Disability" shall mean Your permanent and total disability as such term is defined under Section 22(e) (3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any question as to the existence of Your Disability upon which You and the Company cannot agree shall be determined by a qualified independent physician selected by You (or, if You are unable to make such selection, such selection shall be made by any adult member of Your immediate family or Your legal representative). The determination of such physician made in writing to the Company and to You shall be final and conclusive for all purposes addressed or contemplated pursuant to or under this Agreement.

1.8      "Effective Date" shall mean the day and date first hereinabove entered.

1.9      "Employee" shall mean the name of the employee appearing on page one
         (1) of this Agreement.


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1.10     "Good Reason" shall mean the occurrence, without Your express written consent, with respect to subparagraphs (a) through (g), (i), and (j) of any of the following circumstances unless, in the case of paragraphs
         (a), (e), (f), (g), or (h) hereof, such circumstances are fully corrected prior to the Date of Termination of Employment specified in the Notice of Termination of Employment given in respect thereof:

         (a) the assignment to You of any duties or responsibilities inconsistent with Your status as an employee of the Company, Your removal from that position, or a substantial diminution in the nature or status of Your responsibilities and authority from those in effect immediately prior to the Change of Control, or during a Potential Change of Control;

         (b) a reduction in Your annual base salary in effect on the date of this Agreement, as increased thereafter and prior to the Change of Control, or failure to pay You annual wages in an amount equal to the average annual amount of wages (base salary plus bonus) paid to you during each of the three (3) calendar years ending immediately prior to the Change of Control;

         (c) the relocation of the office in which You are based at the commencement of a Potential Change of Control or at the time of a Change of Control to a location more than thirty (30) miles from its location as of the Effective Date;

         (d) the failure by the Company to pay to You any portion of any installment of deferred compensation, or lump sum under any deferred compensation program of the Company within seven (7) days after you give the Company written notice of the failure to pay such compensation when it is due;

         (e) the failure by the Company to continue in effect any incentive compensation plan in which You participate prior to the Change of Control, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for You, or the failure by the Company to continue Your participation in any such incentive plan on the same basis, both in terms of the amount of benefits provided and the level of Your participation relative to other participants, as existed at the time of the Change of Control;

         (f) except as required by law, (i) the failure by the Company to continue to provide You with benefits at least as favorable as those enjoyed by You under the employee benefit and welfare plans of the Company including, without limitation, profit sharing, life insurance, medical, dental, health and accident, disability, deferred compensation, retirement and savings plans, in which You were participating at the time of a Potential Change of Control or a Change of Control, (ii) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive You of any material fringe benefit enjoyed by You at the time of a Potential Change of Control or a Change of Control, or the failure by the Company to provide You with the number of paid vacation days and holidays to which You are entitled at the time of the Change of Control;

         (g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

         (h) any purported termination of Your employment which is not effected pursuant to a Notice of Termination of Employment satisfying the requirements set forth herein for such notice (for purposes of this Agreement, no such purported termination shall be effective);

         (i) if the Company continues to exist and be a company registered under the Securities Exchange Act of 1934, as amended, after the Change of Control and continues to have in effect the Stock Option Plan, or a stock option plan substantially similar to the Stock Option Plan, the failure of the Company to grant to You options for a number of shares of Common Stock of the Company that as a percentage of the outstanding stock of the Company is at least as great as the average annual percentage of the outstanding Common Stock of the Company with respect to which you received options during the three calendar years immediately prior to the Change of Control, which options are on terms, including pricing relative to the market price at the time of grant, that are at least as favorable as the terms of grant last made to you prior to the Change of Control;

         (j) failure to include You in any program or plan of benefits (including, but not limited to stock option and defined compensation plans), and in like amounts or coverage, which is provided or otherwise offered to other employees of like or similar positions, duties, responsibilities, or status following a Change of Control;

         (k)      Your Disability.

1.11 "Holding Company" shall mean a company that as the result of a reorganization, merger, consolidation or other transaction holds all of the outstanding voting securities of the Company, if immediately following the transaction all or substantially all of the individuals or entities who were beneficial owners of voting securities of the Company immediately prior to the transaction hold voting securities of the Holding Company having substantially the same rights and in substantially the same proportions as they held in the Company immediately prior to the transaction.

1.12     "Mylan" shall mean Mylan Laboratories Inc.

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1.13     "Notice of Termination of Employment" shall mean a notice which shall state the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Your employment under the provision so indicated.

1.14 "Other Payment" shall mean any payment or other benefit received or, to be received, by You in connection with termination of Your employment or contingent upon a Change of Control pursuant to any plan, or arrangement or agreement with the Company other than this Agreement.

1.15     "Party" shall mean either the Company or You.

1.16     "Payments" shall mean Contract Payments and/or Other Payments.

1.17 "Potential Change of Control" shall be deemed to have occurred if: (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (b) any person (including the Company) publicly announces an intention to take or to consider taking actions, which if consummated, would constitute a Change of Control; (c) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's then outstanding securities; or (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control of the Company has occurred. A Potential Change of Control, and the "Potential Change of Control Period" relating thereto, shall be deemed to end, when the agreement referred to in clause (a) of the immediately preceding sentence is terminated; when the person making a public announcement described in clause (b) announces the termination of his previously announced intention or effort or has made no further such announcements or efforts for a period of six months; six months after a person who becomes the beneficial owner of securities as described in clause (c) of the immediately preceding sentence last increases the percentage ownership of the combined voting power of the Company's outstanding voting securities he beneficially owns; or the Board withdraws the resolution described in clause (d) of the immediately preceding sentence or six months after the Board last took action with respect to the subject matter of such resolution.

1.18 "Retirement" shall mean Your voluntary termination of employment with the Company in accordance with the Company's retirement policy (excluding early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established by the Company with Your consent with respect to You.

1.19 "Separation Period" shall mean the period commencing on the first anniversary of a Change of Control and ending ninety (90) days thereafter.

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1.20     "Stock  Option  Plan" shall mean the Mylan  Laboratories  Inc.  1997
         Incentive Stock Option Plan and any successor thereto implemented prior to a Change of Control.

1.21 "Subsidiary" shall mean any corporation, partnership, limited partnership, or other entity in which the Company owns more than one-half (1/2) of the equity interest, assets, or voting stock or voting control of such entity.

1.22 "Voluntary Termination" shall mean Your resignation from employment with the Company for anything other than Good Reason.

1.23     "You" or "Your" shall refer to Employee.

II.      SCOPE

         As an inducement for You to remain employed by the Company during a Potential Change of Control and for a period of two (2) years after a Change of Control, the Company agrees, subject to the rights of each Party during the Separation Period, to provide the benefits as set forth in Article VIII of this Agreement in the event of a Change of Control.

III.     TERM OF AGREEMENT

3.1 The term of this Agreement shall begin on the Effective Date and shall continue in full force and effect unless and until it is terminated as set forth elsewhere herein.

3.2 This Agreement may be terminated at any time, other than during a Potential Change of Control Period or following a Change of Control, by the Company upon the giving of at least twelve (12) months prior written notice of termination.

IV.      TERMINATION OF THE AGREEMENT

         The term of this Agreement shall expire on the first to occur of the following events:

         (i)      termination of this Agreement pursuant to Section 3.2 hereof;

         (ii) termination of Your employment by either You or the Company other than during a Potential Change of Control Period or following a Change of Control; and

         (iii)    the second anniversary of a Change of Control.

V.       CONTINUATION OF EMPLOYMENT

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         You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change of Control occurring after the Effective Date, You; (i) will not Voluntarily terminate Your employment with the Company for a period of six (6) months from the date on which such Potential Change of Control occurs; and (ii) for a period of two (2) years following a Change of Control, subject to the terms set forth elsewhere herein. If more than one Potential Change of Control occurs during the term of this Agreement, the provisions of the preceding sentence shall be applicable to each such Potential Change of Control occurring prior to the occurrence of a Change of Control.

VI.      TERMINATION FOLLOWING CHANGE OF CONTROL

6.1 If a Change of Control shall have occurred, You shall be entitled to the benefits provided for herein upon the subsequent termination of Your employment with the Company during the term of this Agreement unless such termination is a result of; (a)Your Retirement; or (b) Voluntary Resignation without Good Reason; or (c) by the Company for Cause.

6.2 Notwithstanding anything set forth to the contrary in Section 6.1 above, if You Voluntarily Terminate Your Employment for any reason during the Separation Period, You shall be entitled to receive the Contract Payments.

VII.     NOTICE OF TERMINATION OF EMPLOYMENT

         Any purported termination of Your employment during a Potential Change of Control Period or after a Change of Control by: (i) the Company; or (ii) by You shall be communicated by written Notice of Termination of Employment to the other Party.

VIII.    COMPENSATION UPON TERMINATION

         During a Potential Change of Control and following a Change of Control, upon termination of Your employment, under the circumstances contemplated below, You shall be entitled to the following benefits:

8.1 If Your employment is terminated by the Company for Cause, or by You other than for Good Reason, the Company shall pay You Your full base salary and bonus, if any, through the Date of Termination of Employment at the rate in effect at the time Notice of Termination of Employment is given, and shall also pay to You any Other Payments due and payable to you, if any.

8.2 If Your employment with the Company is terminated; (i) by the Company for other than Cause; (ii) by You for Good Reason; or (iii) as a result of Your death during the period beginning with the first anniversary of a Change of Control, and ending on the second anniversary of the Change of Control, or if Your employment with the Company is terminated by You for any reason during the Separation Period (any of the foregoing events being "Qualifying Events"), You shall receive the Contract Payments as provided for elsewhere herein, and Other Payments, if any. In addition:

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                  (a)      Upon the occurrence of a Qualifying Event, the
                           Company shall pay to You in a lump sum on a date that is not later than the fifth (5th) day following the Date of Termination of Employment as severance pay
                           (a) an amount equal to 2.99 times the amount of base salary and cash bonus paid by the Company as reflected on Your Wage and Tax Statement (Form W-2) for the tax year immediately preceding the date of the Qualifying Event which resulted in the Company's obligation to pay the amounts provided for herein.

                  (b) You, together with Your dependents, will continue following such termination of employment to participate fully, with no contribution to the cost required of You or them, in all accident, hospitalization, medical and health and life insurance plans maintained or sponsored by the Company immediately prior to the Change of Control or the beginning of the Potential Change of Control Period, as the case may be, or receive substantially the equivalent coverage (or the full value thereof in cash) from the Company, until the third anniversary of such termination.

                  (c) The Contract Payments to be made to You pursuant to this Article shall not be reduced by the amount of any Other Payments or the value of any benefit received or to be received by You in connection with Your termination of employment or contingent upon a Change of Control of the Company (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company, or predecessor or successor of the Company, or any person whose actions result in a Change of Control of the Company).

8.3 Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for Your benefit (whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by Company for Federal income tax purposes because of
         Section 280G of the Code, then the aggregate present value of amounts payable to or distributable to or for Your benefit under this Section ("Agreement Payments") or, if You so elect, the aggregate present value of other Payments (exclusive of any other Payments under this Agreement) shall be reduced (but not below zero) to the Reduced Amount.

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8.4      For purposes of this Agreement, the "Reduced Amount" shall be the amount which maximizes the aggregate present value of Agreement Payments or Payments, as the case may be, without causing any Payment to be nondeductible because of Section 280G of the Code. The determination to be made under this Agreement shall be binding upon the Company and You and shall be made within twenty (20) days after the Your Date of Termination by Deloitte and Touche LLP (the "Accounting Firm"), which shall be compensated by the Company and shall provide detailed calculations thereof to the Company and to You. However, You shall elect which and how much of the Agreement Payments or other Payments shall be reduced consistent with the calculations. Present value, for purposes of the calculations under this Agreement, shall be determined in accordance with Section 280G(d)(4) of the Code.

8.5 As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm under this Agreement, it is possible that Agreement Payments may be paid or distributed by the Company which should not be paid or distributed ("Overpayment") or that additional Agreement Payments which have not been paid or distributed by the Company should be paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount under this Agreement. If the Accounting Firm determines that an Overpayment has been made, any of the Overpayment shall be treated for all purposes as a loan to You which You shall repay to Company, together with interest at a rate equal to one hundred twenty percent (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. However, no amount shall be payable by You to the Company (or if paid by You to the Company shall be returned to the Executive) if and to the extent the payment would not reduce the amount which is subject to taxation under
         Section 4999 of the Code. If the Accounting Firm determines that an Underpayment has occurred, any of the Underpayment shall be paid promptly by the Company to or for Your benefit together with interest at a rate equal to one hundred twenty percent (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

8.6 You shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by You as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise.

IX.  DATE OF TERMINATION OF EMPLOYMENT

         Within thirty (30) days after any Notice of Termination of Employment is received, the recipient of such notice shall have ten (10) days to notify the Party providing said notice that a dispute exists with respect to such notice. The Date of Termination of Employment shall then become null and void, and the actual Date of Termination of Employment shall become the date on which the

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dispute is resolved, either by mutual written agreement of the Parties, by a binding arbitration award, or the decision of a court of competent jurisdiction, from which no appeal is or can be taken; provided further that the Date of Termination of Employment shall be extended by a notice of dispute only if such notice is given in good faith and the Party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and bonus) and continue You as a participant in all incentive compensation, benefit and insurance plans in which You were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Article. Amounts paid under this Article are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

X.       SUCCESSOR; BINDING AGREEMENT

10.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle You to compensation from the Company in the same amount and on the same terms as You would be entitled hereunder if You had terminated Your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination of Employment. As used in this Agreement, "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.2 This Agreement shall inure to the benefit of and be enforceable by Your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If You should die while any amount would still be payable to You hereunder if You had continued to live, all such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Your devisee, legatee or other designee or, if there is no such designee, to Your estate.

10.3 Within twenty (20) days after a Change of Control Date, the Company shall deposit in a trust designed in accordance with Revenue Procedure 92-64 or any successor thereto having a trustee independent of the Company and any successor thereto an amount equal to the total amount necessary to make the payments contemplated by Section 8.2. The Executive shall be entitled to receive funds held in such trust from the trustee upon the Executive's delivery to the trustee of a written certification by the Executive that a termination of his employment has occurred and that, as a result, the Executive is entitled to payment under Article VIII of this Agreement. Any funds which the Executive so receives shall be credited against the amount owed by the Company to the Executive pursuant to this agreement. The Company shall pay any and all expenses of establishing and maintaining the trust.

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XI.      NONCOMPETITION AGREEMENT

11.1 In consideration, among other things, for the provisions of Section 8.2 hereof, You agree that during a period commencing on the Date of Termination of Employment relating to a termination that entitles you to the Contract Payments and ending one year thereafter (the "Covenant Period"), You will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or (other than through the ownership of not more than five percent (5%) of the voting stock of any publicly held corporation) have any financial interest in, or aid or assist anyone else in the conduct of, a business which at the time of such termination competes in the United States with a business conducted by the Company or by any group, division or subsidiary of the Company (collectively with the Company, the "Company Group") on the Date of Termination. Notwithstanding the foregoing, Your employment by a business that competes with the business of the Company, or retention of You as a consultant by any such business shall not violate this paragraph if Your duties and actions for the business are solely for groups, divisions or subsidiaries that are not engaged in a business that competes with a business conducted by the Company. No business shall be deemed to be a business conducted by the Company unless the Company was engaged in the business at the Date of Termination of Employment and continues to be engaged in the business and at least twenty-five percent (25%) of the Company's consolidated gross sales and operating revenues, or net income, is derived from, or at least twenty-five percent (25%) of the Company's consolidated assets are devoted to, such business and no business shall be deemed to compete with a business conducted by the Company unless at least twenty-five percent (25%) of the consolidated gross sales and operating revenues, or net income, of any consolidated group that includes the business, is derived from, or at least twenty-five percent (25%) of the consolidated assets of any such consolidated group are devoted to, such business.

11.2 During the Covenant Period, You shall not solicit on behalf of himself or any other person the services, as employee, consultant or otherwise, of any person who on the Date of Termination of Employment is employed by the Company Group, whether or not such person would commit any breach of his contract of service in leaving such employment, except for any employee (a) whose employment is terminated by the Company or any successor thereof prior to such solicitation of such employee, (b) who initiates discussions regarding such employment without any solicitation by You, (c) who responds to any public advertisement unless such advertisement is designed to target, or has the effect of targeting, employees of the Company, or (d) who is initially solicited for a position other than by You and without any suggestion or advice from You. Nothing herein shall restrict businesses which employ You or retain You as an executive from soliciting from time to time employees of the Company, if (x) such solicitation occurs in the ordinary course of filling the business's employment needs, and (y) the solicitation is made by persons at the business other than You who have not become aware of the availability of any specific employees as a result of the advice of You.

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11.3     Sections 11.1 and 11.2 shall be of no force or effect if Your employment is terminated and You are not as a result thereof entitled to any payments or benefits under Section 8.2 hereof or if, within twenty (20) days after the date of the termination of his employment, he waives his right to such payments and benefits in writing.

XII.     ENFORCEMENT OF RIGHTS

12.1 Should it become necessary for You in Your sole discretion to retain legal counsel to represent You with respect to any dispute which may arise between You and the Company regarding the interpretation, application, or enforcement (an "Action") of any term or provision set forth in this Agreement, the Company will pay to You an amount equal to any legal fees and expenses ("Expenses") incurred by You with respect to any such Action.

12.2 Payment to You of the Expenses shall be made within fifteen (15) days of receipt by the Company of an invoice(s) by Your counsel. The Company shall not require a detailed statement of Expenses before paying the invoice, but reserves the right to demand and receive detailed invoices at the conclusion of the Action.

12.3 If the Company fails to timely make any payment to the You that is required to be made hereunder, the amount not timely paid shall bear interest after the date it is due hereunder at the rate of 18% per annum until it is paid.

XIII.    EMPLOYMENT STATUS

         Except as expressly set forth herein, this Agreement does not create any new, or enlarge, Your employment rights beyond those of an at-will employee. As such, You are not obligated to remain employed with the Company for any particular period of time and the Company is not required to employ You for any specified period. Unless otherwise specifically provided for herein, You may terminate Your employment with the Company at any time and for any reason, and likewise, the Company may terminate Your employment at any time for any reason.

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XIV.     NOTICE

         For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or by Federal Express or other recognized overnight delivery service, addressed to the address set forth on the first page of this Agreement with respect to the Company and on the signature page with respect to You, provided that all notices to the Company shall be directed to the attention of the Vice President and General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

XV.      VALIDITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XVI.     COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

XVII.    ARBITRATION

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator' s award in any court having jurisdiction; provided, however, that You shall be entitled to seek specific performance of Your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

XVIII.   OTHER DUTIES

         Each of the Parties shall perform all other duties and acts, execute and deliver all other documents, and provide all other information and assistance, whether or not specifically provided for herein, as may be reasonably necessary, beneficial or appropriate to further the purposes and carry out the intent of this Agreement.

XIX.  WAIVER

19.1 The waiver by either Party to this Agreement of a breach of any provision of the Agreement or of any right contained herein shall not operate as or be construed as a waiver of any subsequent breach or right granted herein.

19.2 Your continued employment shall not constitute consent to or be construed as a waiver of any rights with respect to any facts or circumstances regarding or constituting Good Reason.

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XX.  DOCUMENT PREPARATION

         The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting of this document.

XXI.  HEADINGS

         Article headings are set forth herein for the purpose of convenience only. Such headings shall not be considered or otherwise referred to when interpreting or applying any term, provision or condition set forth herein.

XXII.  SINGULAR AND PLURAL

         The singular form of any noun or pronoun shall include the plural when the context in which such a word is used is such that it is apparent the singular is intended to include the plural.

XXIII.  GOVERNING LAW

         The laws of the State of West Virginia shall be determinative of any controversies arising hereunder as to the application or interpretation of any term or provision set forth herein.

XXIV.  MODIFICATION

         This Agreement may be changed, amended, or otherwise modified by, and only by, a written statement or amendment executed by You and the Company that expresses their intent to change the Agreement and specifically describes such change(s).

         IN WITNESS of their Agreement to the terms and conditions contained herein Mylan and Employee have caused the following signatures to be affixed hereto as of the day and year first set forth above.

EMPLOYEE                                    MYLAN LABORATORIES INC.

___________________________________         BY:
                                            TITLE:
ADDRESS: __________________________

         __________________________

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